Exhibit 3.2

AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

SWEETGREEN, INC.

Jonathan Neman hereby certifies that:

ONE: The present name of the corporation is Sweetgreen, Inc. and the date of filing of the original Certificate of Incorporation of this corporation with the Secretary of State of the State of Delaware was October 21, 2009.

TWO: He is the duly elected and acting Chief Executive Officer of the corporation.

THREE: This Amended and Restated Certificate of Incorporation of the corporation, which restates and integrates and also further amends the provisions of the corporation’s Certificate of Incorporation, as amended and restated, was duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware and by the written consent of its stockholders in accordance with Section 228 of the General Corporation Law of the State of Delaware.

FOUR: The Certificate of Incorporation of this corporation, as amended and/or restated, is hereby amended and restated in its entirety to read as follows:

I.

The name of this corporation is Sweetgreen, Inc. (the “Company”).

II.

The address of the registered office of the Company in the State of Delaware is 850 New Burton Road, Suite 201, Dover, Delaware 19904, and the name of the registered agent of the Company in the State of Delaware at such address is Cogency Global Inc.

III.

The purpose of the Company is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (“DGCL”).

IV.

A. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” (“Common Stock”) and “Preferred Stock” (“Preferred Stock”). The total number of shares of Common Stock that the Company is authorized to issue is 2,500,000,000 shares, 2,000,000,000 shares of which shall be designated as a series of Common Stock denominated as “Class A Common Stock” (the “Class A Common Stock”), and 300,000,000 shares of which shall be designated as a series of Common Stock denominated as “Class B Common Stock” (the “Class B Common Stock”). The total number of shares of Preferred Stock that the Company is authorized to issue is 200,000,000 shares. The Preferred Stock shall have a par value of $0.001 per share and the Common Stock shall have a par value of $0.001 per share. From and after the Effective Time (as defined herein), each share of common stock, par value $0.001 per share, of the Company (“Pre-IPO Stock”) issued and outstanding immediately prior to the Effective Time shall automatically be reclassified as and become one share of Class A Common Stock. Certificates representing shares of Pre-IPO Stock prior to the Effective Time shall, from and after the Effective Time, no longer represent shares of Pre-IPO Stock and shall represent only the number of shares of Class A Common Stock into which the shares of Pre-IPO Stock previously represented by such certificate were reclassified pursuant hereto.

B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors of the Company (the “Board of Directors”) is hereby expressly authorized by resolution or resolutions to provide for the issuance of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of such shares and to determine for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board of Directors providing for the issuance of such shares and as may be permitted by the DGCL. The Board of Directors is also expressly authorized to increase (but not above the authorized number of shares of Preferred Stock) or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series subsequent to the issuance of shares of that series.

C. The number of authorized shares of Preferred Stock, Class A Common Stock or Class B Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of all of the outstanding shares of stock of the Company entitled to vote thereon, without a separate vote of the holders of the Preferred Stock, or of any series thereof, Class A Common Stock or Class B Common Stock unless a vote of any such holders is required pursuant to the terms of any certificate of designation filed with respect to any series of Preferred Stock.

D. Except as provided above, the rights, preferences, privileges, restrictions and other matters relating to the Class A Common Stock and Class B Common Stock are as follows:

1. Definitions.

(a) “Acquisition” means (A) any consolidation or merger of the Company with or into any other Entity, other than any such consolidation or merger in which the stockholders of the Company immediately prior to such consolidation or merger continue to hold a majority of the voting power of the surviving Entity in substantially the same proportions (or, if the surviving Entity is a wholly owned subsidiary of another Entity, the surviving Entity’s Parent) immediately after such consolidation or merger; or (B) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company’s voting power is transferred or issued; provided that an Acquisition shall not include (i) any transaction or series of transactions principally for bona fide equity financing purposes or (ii) the initial issuance of the Class B Common Stock to the Founders and their Affiliates on the date on which the Effective Time occurs.

(b) “Affiliate” means, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such Person, including with respect to a Founder, any trust of which such Founder or such Founder’s Family Members are trustees, grantors, settlors, or beneficiaries; provided, however, that if a Founder is a trustee for another Founder’s trust, such trust shall only be considered an Affiliate of the Founder settlor or grantor.

(c) “Asset Transfer” means the sale, lease, exclusive license, exchange or other disposition of all or substantially all the assets of the Company and its subsidiaries in the aggregate.

(d) “Certificate of Incorporation” means the certificate of incorporation of the Company, as amended and/or restated from time to time, including the terms of any certificate of designations of any series of Preferred Stock.

(e) “Entity” means any corporation, partnership, limited liability company, charitable foundation or other organization exempt from taxation under the Internal Revenue Code (as amended from time to time), or other legal entity or organization.

(f) “Effective Time” means the time of the effectiveness of the filing of the Certificate of Incorporation first setting forth this definition with the Secretary of State of the State of Delaware, which, for the avoidance of doubt, was filed in connection with the IPO.

(g) “Family Member” means with respect to any natural person, the spouse, domestic partner, parents, grandparents, aunts, uncles, cousins, lineal descendants, siblings and lineal descendants of siblings (in each case whether by any blood relation or adoption) of such person.

(h) “Final Conversion Date” means 5:00 p.m. in New York City, New York on the earlier of (i) the nine-month anniversary of the death or Permanent Disability of the last to die or become Permanently Disabled of the Founders, (ii) the last Trading Day of the fiscal year during which the 10th anniversary of the effectiveness of the registration statement in connection with the IPO occurs, or (iii) the date specified by a vote of the holders of a majority of the then-outstanding shares of Class B Common Stock; provided, however, that the Final Conversion Date may be extended by the affirmative vote of the holders of the majority of the voting power of the then-outstanding shares of Class A Common Stock not held by a Founder or Affiliate or Permitted Transferee of a Founder and entitled to vote generally in the election of directors, voting together as a single class.

(i) “Founder” means each of Jonathan Neman, Nicolas Jammet, and Nathaniel Ru.

(j) “IPO” means the Company’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Class A Common Stock where the Class A Common Stock and Class B Common Stock are each a “covered security” as described in Section 18(b) of the Securities Act of 1933, as amended.

(k) “Liquidation Event” means (i) any Asset Transfer or Acquisition in which cash or other property is, pursuant to the express terms of the Asset Transfer or Acquisition, to be distributed to the stockholders in respect of their shares of capital stock in the Company or (ii) any liquidation, dissolution and winding up of the Company; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock.

(l) “Parent” of an Entity means any Entity that directly or indirectly owns or controls a majority of the voting power of the voting securities or interests of such Entity.

(m) “Permanent Disability” .and “Permanently Disabled” mean, with respect to a Founder, that such Founder is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which would reasonably be expected to result in death within twelve (12) months or which has lasted or would reasonably be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner jointly selected by a majority of the Board of Directors and such Founder. If such Founder is incapable of selecting a licensed physician, then (A) such Founder’s spouse shall make the selection on behalf of such

Founder, or (B) in the absence or incapacity of such Founder’s spouse, such Founder’s parents shall make the selection on behalf of such Founder, or (C) in the absence of parents of such Founder, a natural person then acting as the successor trustee of a revocable living trust which was created by such Founder and which holds more shares of all classes of capital stock of the corporation than any other revocable living trust created by such Founder shall make the selection on behalf of such Founder, or (D) in absence of any such successor trustee, the legal guardian or conservator of the estate of such Founder shall make the selection on behalf of such Founder.

(n) “Permitted Entity” means, with respect to a Qualified Stockholder, (i) any Entity in which such Qualified Stockholder directly, or indirectly through one or more Permitted Entities or Permitted Transferees, has sole dispositive power and exclusive Voting Control (or, if the Qualified Stockholder is a Founder, a trustee of a Permitted Trust of a Founder, or a Permitted Entity or Permitted Transferee of a Founder, shares dispositive power and exclusive Voting Control with one or more Family Members of such Founder) with respect to all shares of Class B Common Stock held of record by such Entity or (ii) any Individual Retirement Account, as defined in Section 408(a) of the Internal Revenue Code, or a pension, profit sharing, stock bonus or other type of plan or trust of which a Qualified Stockholder is a participant or beneficiary and which satisfies the requirements for qualification under Section 401 of the Internal Revenue Code and has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held in such account, plan or trust.

(o) “Permitted Transfer” means, and shall be restricted to, any Transfer of a share of Class B Common Stock:

(i) by a Qualified Stockholder (including a natural person serving in a trustee capacity) to a trustee of a Permitted Trust of such Qualified Stockholder or to such Qualified Stockholder in his or her individual capacity or as a trustee of a Permitted Trust, or to a Permitted Entity of such Qualified Stockholder;

(ii) by the trustee(s) of a Permitted Trust of a Qualified Stockholder, to such Qualified Stockholder, to the trustee(s) of any other Permitted Trust of such Qualified Stockholder or to any Permitted Entity or any Permitted Transferee of such Qualified Stockholder;

(iii) by a Qualified Stockholder to a Founder’s estate or a Founder’s heirs, effective upon the death of such Founder;

(iv) by a Qualified Stockholder to any Founder, any Affiliate of such Founder, any Permitted Entity of such Founder or a trustee of any Permitted Trust of such Founder; or

(v) by a Permitted Entity or a Permitted Transferee of a Qualified Stockholder to any Qualified Stockholder or any other Permitted Entity of a Qualified Stockholder, or to a trustee of a Permitted Trust of a Qualified Stockholder, or to a Permitted Transferee of a Qualified Stockholder.

(p) “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer (or Person that would be eligible to receive shares of Class B Common Stock in a Transfer) that constitutes a Permitted Transfer.

(q) “Permitted Trust” means, with respect to any Qualified Stockholder, any trust or other estate planning vehicle for the benefit of one or more Qualified Stockholders, one or more Family Members of a Qualified Stockholder, or one or more Affiliates of a Qualified Stockholder, or a trust under the terms of which a Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code (as amended from time to time) and/or a reversionary interest.

(r) “Person” means any individual, corporation, partnership, trust, limited liability company, association or other Entity.

(s) “Qualified Stockholder” means (i) the record holder of a share of Class B Common Stock as of 11:59 p.m. in New York City, New York on the date on which the Effective Time occurs; (ii) the initial record holder of any share of Class B Common Stock that is originally issued by the Company after the Effective Time; and (iii) a Permitted Transferee of a Qualified Stockholder.

(t) “Trading Day” means any day on which The Nasdaq Stock Market and the New York Stock Exchange are open for trading.

(u) “Transfer” of a share of Class B Common Stock means any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article IV:

(i) the granting of a revocable proxy to officers or directors of the Company at the request of the Board of Directors in connection with actions to be taken at an annual or special meeting of stockholders;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) pursuant to a written agreement to which the Company is a party or that has been approved by the Board of Directors;

(iii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iv) granting a proxy to a person that has been approved by the Board of Directors to exercise dispositive power and/or Voting Control effective on the death or disability of a person;

(v) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise exclusive Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”;

(vi) any entry into contract, instruction or plan pursuant to Rule 10b5-1 under the Securities Exchange Act of 1934, with a broker or other nominee; provided, however, that a sale or other disposition of such shares of Class B Common Stock pursuant to such contract, instruction or plan shall constitute a “Transfer” at the time of such sale or other disposition;

(vii) entering into, or reaching an agreement, arrangement or understanding regarding, a support or similar voting or tender agreement (with or without granting a proxy and/or other customary terms) in connection with a Liquidation Event, Asset Transfer or Acquisition that has been approved by the Board of Directors; or

(viii) the fact that, as of the Effective Time or at any time after the Effective Time, the spouse of any holder of Class B Common Stock possesses or obtains an interest in such holder’s shares of Class B Common Stock arising solely by reason of the application of the community property laws of any jurisdiction, so long as no other event or circumstance shall exist or have occurred that constitutes a Transfer of such shares of Class B Common Stock; provided, that any transfer of shares by any holder of shares of Class B Common Stock to such holder’s spouse, including a transfer in connection with a divorce proceeding, domestic relations order or similar legal requirement, shall constitute a “Transfer” of such shares of Class B Common Stock unless otherwise exempt from the definition of Transfer.

A “Transfer” shall also be deemed to have occurred with respect to a share of Class B Common Stock beneficially held by (i) a Permitted Transferee on the date that such Permitted Transferee ceases to meet the qualifications to be a Permitted Transferee of the Qualified Stockholder who effected the Transfer of such shares to such Permitted Transferee, or (ii) an Entity that is a Qualified Stockholder, if there occurs a Transfer on a cumulative basis, from and after the Effective Time, of a majority of the voting power of the voting securities of such Entity or any Parent of such Entity, other than a Transfer to parties that were, as of the Effective Time, holders of voting securities of any such Entity or Parent of such Entity or Affiliates of such holders.

(v) “Voting Control” means, with respect to a share of Class B Common Stock, the power (whether exclusive or shared) to vote or direct the voting of such share by proxy, voting agreement or otherwise.

2. Rights Relating To Dividends, Subdivisions and Combinations.

(a) Subject to the prior rights of holders of any Preferred Stock at the time outstanding having prior rights as to dividends, the holders of the Class A Common Stock and Class B Common Stock shall be entitled to receive, when, as and if declared by the Board of Directors, out of any assets of the Company legally available therefor, such dividends as may be declared from time to time by the Board of Directors. Except as permitted in Section 2(b), any dividends paid to the holders of shares of Class A Common Stock and Class B Common Stock shall be paid pro rata, on an equal priority, pari passu basis, unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class.

(b) Subject to the rights of holders of Class B Common Stock as provided in Section 10 of this Article IV.D, the Company shall not declare or pay any dividend or make any distribution to the holders of Class A Common Stock or Class B Common Stock payable in securities of the Company unless the same dividend or distribution with the same record date and payment date shall be declared and paid on all shares of Common Stock; provided, however, that subject to the rights of the holders of Class B Common Stock as provided in Section 10 of this Article IV.D, (i) dividends or other distributions payable in shares of Class A Common Stock or rights to acquire shares of Class A Common Stock may be declared and paid to the holders of Class A Common Stock without the same dividend or distribution being declared and paid to the holders of the Class B Common Stock if, and only if, a dividend payable in shares of Class B Common Stock, or rights to acquire shares of Class B Common Stock, as applicable, are declared and paid to the holders of Class B Common Stock at the same rate and with the same record date and payment date; and (ii) dividends or other distributions payable in shares of Class B Common Stock or rights to acquire shares of Class B Common Stock may be declared and paid to the holders of Class B Common Stock without the same dividend or distribution being declared and paid to the holders of the Class A Common Stock if, and only if, a dividend payable in shares of Class A Common Stock, or rights to acquire shares of Class A Common Stock, as applicable, are declared and paid to the holders of Class A Common Stock at the same rate and with the same record date and payment date.

(c) If the Company in any manner subdivides or combines (including by reclassification) the outstanding shares of Class A Common Stock or Class B Common Stock, then the outstanding shares of all Common Stock will be subdivided or combined in the same proportion and manner.

3. Liquidation Rights. In the event of a Liquidation Event, upon the completion of the distributions required with respect to any Preferred Stock that may then be outstanding, the remaining assets of the Company legally available for distribution to stockholders, or consideration payable to the stockholders of the Company, in the case of an Acquisition constituting a Liquidation Event, shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class B Common Stock (and the holders of any Preferred Stock that may then be outstanding, to the extent required by the Certificate of Incorporation), unless different treatment of the shares of each such class is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class A Common Stock and a majority of the outstanding shares of Class B Common Stock, each voting separately as a class; provided, however, for the avoidance of doubt, compensation pursuant to any employment, consulting, severance or other compensatory arrangement to be paid to or received by a person who is also a holder of Class A Common Stock or Class B Common Stock does not constitute consideration or a “distribution to stockholders” in respect of the Class A Common Stock or Class B Common Stock.

4. Voting Rights.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock shall be entitled to one vote for each share thereof held.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock shall be entitled to ten votes for each share thereof held.

(c) Voting Generally. Except as required by law or as specifically provided in this Certificate of Incorporation, the holders of Preferred Stock, Class A Common Stock and Class B Common Stock shall vote together and not as separate series or classes. Except as otherwise required by applicable law, holders of Class A Common Stock and Class B Common Stock, as such, shall not be entitled to vote on any amendment to the Certificate of Incorporation that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to the Certificate of Incorporation or applicable law.

5. Optional Conversion.

(a) Optional Conversion of the Class B Common Stock.

(i) At the option of the holder thereof, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one fully paid and nonassessable share of Class A Common Stock as provided herein.

(ii) Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates therefor (if any), duly endorsed, at the office of the Company or any transfer agent for the Class B Common Stock, and shall give written notice to the Company at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the certificate or certificates representing the shares of Class B Common Stock to be converted, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Company’s transfer agent and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time; provided, however, that the Company shall not be obligated to issue a certificate evidencing the share of Class A Common Stock issuable upon such conversion unless the certificate evidencing such share of Class B Common Stock is either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate.

6. Automatic Conversion.

(a) Conversion upon Transfer. Each share of Class B Common Stock shall automatically be converted into one fully paid and nonassessable share of Class A Common Stock upon a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holder of such share and whether or not the certificate representing such share (if any) is surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue a certificate evidencing the share of Class A Common Stock issuable upon such conversion unless the certificate evidencing such share of Class B Common Stock is either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificate has been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificate. Upon the occurrence of such automatic conversion of a share of Class B Common Stock, the holder of such share of Class B Common Stock so converted shall surrender the certificate representing such share (if any) at the office of the Company or any transfer agent for the Class B Common Stock.

(b) Conversion upon Death or Permanent Disability. Each share of Class B Common Stock held of record by a Founder, or an Affiliate or Permitted Transferee of such Founder, shall automatically, without any further action, convert into one fully paid and nonassessable share of Class A Common Stock twelve months after the date of the death or Permanent Disability of such Founder.

(c) Final Conversion. On the Final Conversion Date, each issued share of Class B Common Stock shall automatically, without any further action, convert into one share of Class A Common Stock. Following the Final Conversion Date, the Company may no longer issue any additional shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Company or its transfer agent; provided, however, that the Company shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock (if any) are either delivered to the Company or its transfer agent as provided below, or the holder notifies the Company or its transfer agent that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Company to indemnify the Company from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the Class B Common Stock, the holders of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Company or any transfer agent for the Class A Common Stock.

(d) Procedures. The Company may, from time to time, establish such policies and procedures relating to the conversion of Class B Common Stock to Class A Common Stock and the general administration of this dual class stock structure, including the issuance of stock certificates (or the establishment of book-entry positions) with respect thereto, as it may deem reasonably necessary or advisable, and may from time to time request that holders of shares of Class B Common Stock furnish certifications, affidavits or other proof to the Company as it deems necessary to verify the ownership of Class B Common Stock and to confirm that a conversion to Class A Common Stock has not occurred.

(e) Effect of Conversion. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 6, such conversion(s) shall be deemed to have been made at the time that the Transfer of shares occurred, immediately upon the twelve-month anniversary of the death or Permanent Disability of the applicable founder, or immediately upon the Final Conversion Date, as applicable. Upon any conversion of Class B Common Stock to Class A Common Stock, all rights of the holder of shares of Class B Common Stock shall cease and the person or persons in whose name or names the certificate or certificates (or book-entry position(s)) representing the shares of Class A Common Stock are to be issued shall be treated for all purposes as having become the record holder or holders of such shares of Class A Common Stock.

7. Reservation of Stock Issuable Upon Conversion. The Company shall at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, solely for the purpose of effecting the conversion of the shares of the Class B Common Stock, such number of its shares of Class A Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of Class B Common Stock; and if at any time the number of authorized but unissued shares of Class A Common Stock shall not be sufficient to effect the conversion of all then-outstanding shares of Class B Common Stock, as applicable, the Company will use its best efforts to take such corporate action as may, in the opinion of its counsel, be necessary to increase its authorized but unissued shares of Class A Common Stock to such number of shares as shall be sufficient for such purpose.

8. Prohibition on Reissuance of Shares. Shares of Class B Common Stock that are acquired by the Company for any reason (whether by repurchase, upon conversion, or otherwise) shall be retired in the manner required by law and shall not be reissued as shares of Class B Common Stock.

9. Class B Protective Provisions. After 11:59 p.m. in New York City, New York on the date on the date on which the Effective Time occurs, and prior to the date on which no shares of Class B Common Stock remain outstanding, the Company shall not, without the prior affirmative vote (either at a meeting or by written election) of the holders of 66 2/3% of the outstanding shares of Class B Common Stock, voting as a separate class, in addition to any other vote required by applicable law or this Certificate of Incorporation:

(a) directly or indirectly, whether by amendment, or through merger, recapitalization, consolidation or otherwise, amend or repeal, or adopt any provision of this Certificate of Incorporation or the Bylaws of the Company inconsistent with, or otherwise alter, any provision of this Certificate of Incorporation or the Bylaws of the Company in a manner that adversely affects the Class B Common Stock, in each case relating to the voting, conversion or other rights, powers, preferences, privileges or restrictions of the Class B Common Stock;

(b) reclassify any outstanding shares of any class or series of capital stock of the Company into shares having rights as to dividends or liquidation that are senior to the Class B Common Stock or the right to have more than one (1) vote for each share thereof;

(c) authorize, or issue any shares of, any class or series of capital stock of the Company (other than Class B Common Stock) having (i) rights as to dividends or liquidation that are senior to the Class B Common Stock (other than the authorization and issuance of new series of Preferred Stock in connection with a bona fide capital raising transaction by the Company) or (ii) the right to more than (1) vote for each share thereof; or

(d) issue any shares of Class B Common Stock, including, for the avoidance of doubt, by dividend, distribution or otherwise, other than shares of Class B Common Stock (i) issued under the Exchange Agreement or (ii) otherwise issued to a Founder or to a Person that would be eligible to receive shares of Class B Common Stock in a Permitted Transfer by such Founder.

V.

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class thereof, as the case may be, it is further provided that:

A. Board of Directors.

1. Generally. Except as otherwise provided in the Certificate of Incorporation or the DGCL, the business and affairs of the Company shall be managed by or under the direction of the Board of Directors. The number of directors that shall constitute the Board of Directors shall be fixed exclusively by resolutions adopted by the Board of Directors.

2. Election.

(a) Subject to the rights of the holders of any series of Preferred Stock to elect additional directors under specified circumstances, directors shall be elected at each annual meeting of stockholders for a term of one year. Each director shall serve until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

(b) No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled.

(d) Election of directors need not be by written ballot unless the Bylaws so provide.

3. Removal of Directors. Subject to any limitations imposed by applicable law and subject to the rights of any series of Preferred Stock to elect additional directors under specified circumstances, any individual director or directors may be removed from office at any time, with or without cause, by the affirmative vote of the holders of 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

4. Vacancies. Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall, unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by the stockholders and except as otherwise provided by applicable law, be filled only by the Board of Directors by a majority of the directors then in office, although less than a quorum, or by the sole remaining director, and not by the stockholders. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

5. Preferred Directors. Notwithstanding anything herein to the contrary, during any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to said provisions; and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, disqualification or removal. Except as otherwise provided by the Board of Directors in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall forthwith terminate (in which case each such director thereupon shall cease to be a director) and the total authorized number of directors of the Company automatically shall be reduced accordingly.

B. Stockholder Actions. Following the first date on which the outstanding shares of Class B Common Stock represent less than a majority of the total voting power of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, (i) no action shall be taken by the stockholders of the Company except at an annual or special meeting of stockholders called in accordance with the Bylaws and (ii) no action shall be taken by the stockholders by written consent. Advance notice of stockholder nominations for the election of directors and of business to be brought by stockholders before any meeting of the stockholders of the Company shall be given in the manner provided in the Bylaws of the Company.

C. Bylaws. The Board of Directors is expressly empowered to adopt, amend or repeal the Bylaws of the Company. The stockholders shall also have power to adopt, amend or repeal the Bylaws of the Company; provided, however, that, in addition to any vote of the holders of any class or series of stock of the Company required by law or by the Certificate of Incorporation, such action by stockholders shall require the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of the capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class.

VI.

A. The liability of the directors of the Company for monetary damages for breach of fiduciary duty as a director shall be eliminated to the fullest extent permitted under applicable law.

B. To the fullest extent permitted by applicable law, the Company may provide indemnification of (and advancement of expenses to) directors, officers, and other agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through Bylaw provisions, agreements with such agents or other persons, vote of stockholders or disinterested directors or otherwise.

C. Any repeal or modification of this Article VI shall only be prospective and shall not affect the rights under this Article VI in effect at the time of the alleged occurrence of any action or omission to act giving rise to liability.

D. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall be the sole and exclusive forum for the following types of actions or proceedings under Delaware statutory or common law: (A) any derivative action or proceeding brought on behalf of the Company; (B) any action or proceeding asserting a claim of breach of a fiduciary duty owed by any current or former director, officer or other employee of the Company or any stockholder to the Company or the Company’s stockholders; (C) any action or proceeding asserting a claim against the Company or any current or former director, officer or other employee of the Company or any stockholder arising pursuant to any provision of the DGCL, the Certificate of Incorporation or the Bylaws of the Company (as each may be amended from time to time); (D) any action or proceeding to interpret, apply, enforce or determine the validity of the Certificate of Incorporation or the Bylaws of the Company (including any right, obligation or remedy thereunder); (E) any action or proceeding as to which the DGCL confers jurisdiction to the Court of Chancery of the State of Delaware; and (F) any action asserting a claim against the Company or any director, officer or other employee of the Company or any stockholder, governed by the internal affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court’s having personal jurisdiction over the indispensable parties named as defendants. This Article VI shall not apply to suits brought to enforce a duty or liability created by the Securities Exchange Act of 1934 or any other claim for which the federal courts have exclusive jurisdiction.

E. Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint, subject to and contingent upon a final adjudication in the State of Delaware of the enforceability of such exclusive forum provision. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

F. Any person or Entity holding, owning or otherwise acquiring any interest in shares of capital stock of the Company shall be deemed to have notice of and to have consented to the provisions of this Article VI.

VII.

A. The Company reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, except as provided in paragraph B. of this Article VII, and all rights conferred upon the stockholders herein are granted subject to this reservation.

B. In addition to any affirmative vote required by law or by this Certificate of Incorporation, the affirmative vote of the holders of at least 66 2/3% of the voting power of all of the then-outstanding shares of capital stock of the Company entitled to vote generally in the election of directors, voting together as a single class, shall be required to alter, amend or repeal Articles V, VI, and VII.

* * * *

[Signature Page Follows]

Sweetgreen, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by a duly authorized officer on______, 2021.

SWEETGREEN, INC.

By:
Jonathan Neman
Chief Executive Officer